    Press Release

UGI Reports First Quarter Results and Solid Progress on Rebalancing Strategy
February 2, 2022

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reported financial results for the fiscal quarter ended December 31, 2021.
HEADLINES

•Q1 GAAP diluted earnings per share ("EPS") of $(0.46) and adjusted diluted EPS of $0.93 compared to GAAP diluted EPS of $1.44 and adjusted diluted EPS of $1.18 in the prior-year period.
•Results reflect the impact of all-time record warm weather in the U.S. in December and significant increases and volatility in commodity prices on LPG and energy marketing margins in Europe, partially offset by incremental contribution from strategic investments in the natural gas businesses.
•Received a rating upgrade to "AA" in the MSCI ESG rating assessment in December 2021.
•Obtained regulatory approval for the intended joint venture with SHV Energy and announced a 15-year agreement with Vertimass to utilize their catalytic technology to produce renewable fuels.
•Completed the previously announced acquisition of Stonehenge on January 27, 2022.
•Filed a gas base rate case for UGI Utilities for an overall distribution rate increase of approximately $83 million and a request for a weather normalization adjustment mechanism with the PA Public Utility Commission on January 28, 2022.

Roger Perreault, President and Chief Executive Officer of UGI Corporation, stated "This quarter, we navigated the challenging macro-economic environment that provided rising cost inflation and a tight labor market. With this backdrop, UGI reported lower first quarter 2022 adjusted results, which were impacted by unfavorable weather in the U.S. as the country experienced the warmest December on record. AmeriGas reported lower volumes due to weather, the impact of customer service challenges from the prior year after establishing the new operating business model, and the effect of higher commodity prices on customer usage. We also saw significantly higher and unprecedented volatility in commodity prices in Europe that had a negative impact on average LPG unit and energy marketing margins at UGI International. Our natural gas businesses delivered strong results, despite the warmer weather, due to incremental earnings from Mountaineer and higher margin from renewable energy marketing activities.

"Consistent with our past practice, we do not discuss adjusted EPS guidance until the completion of the second fiscal quarter. However, we remain focused on executing our strategy in order to achieve our long-term EPS growth commitment of 6 – 10%. We have developed a robust plan to leverage our proven capabilities of focused margin and expense management and expect increased benefits as fiscal 2022 progresses due to ongoing expense control and other actions to recover the Q1 shortfall. In addition, there is still a significant portion of the heating season ahead and we are encouraged that January was colder than normal in the U.S.

“We continue to advance on our strategy to further invest in renewables and rebalance our business in order to deliver reliable earnings growth. The Stonehenge acquisition that closed in January 2022 represents an important step in both our rebalancing and reliability efforts. This investment is in some of the most prolific production areas in the Appalachian Basin, is immediately accretive to earnings and has stable cash flows underpinned by a long-term contract with minimum volume commitments.

"In December 2021, we were pleased to receive regulatory approval of the intended joint venture with SHV Energy to produce rDME. In addition, we have announced several partnerships related to renewables, with the most recent being a partnership with Vertimass to produce and distribute renewable energy solutions within the U.S. and Europe. Our continued efforts to advance our ESG programs and activities were recognized with the upgrade to “AA” by MSCI."

KEY DRIVERS OF FIRST QUARTER RESULTS
•AmeriGas: Lower total margin due to 13% decline in retail volume; higher average LPG unit margins due to effective margin management
•UGI International: Retail volume up 6% on weather that was 6.6% colder than the prior-year period; lower LPG and energy marketing margin with the significant increases and volatility in commodity prices
•Midstream & Marketing: Higher total margin reflecting increased margin from renewable energy marketing activities and capacity management
•Utilities: Higher earnings before interest expense and income taxes1 ("EBIT") largely driven by incremental earnings from Mountaineer, higher gas base rates and implementation of a Distribution System Improvement Charge (DSIC) at UGI Utilities

EARNINGS CALL AND WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss the quarterly earnings and other current activities at 9:00 AM ET on Thursday, February 3, 2022. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://www.ugicorp.com/investors/financial-reports/presentations or by visiting the company website https://www.ugicorp.com and clicking on Investors and then Presentations. A telephonic replay will be available from 12:00 PM ET on February 3 through 11:59 PM ET February 10. The replay may be accessed toll free at 855-859-2056 and internationally at +1 404-537-3406, conference ID 9390638.

CONTACT INVESTOR RELATIONS
610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, natural gas utilities in West Virginia, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas, in the Mid-Atlantic region of the United States and California, and internationally in France, Belgium, the Netherlands and the UK.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses "adjusted diluted earnings per share," a non-GAAP financial measure, when evaluating UGI's overall performance. Management believes that this non-GAAP measure provides meaningful information to investors about UGI’s performance because it eliminates the impact of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net (loss) income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted (loss) earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1 Reportable segments earnings before interest expense and income taxes represents an aggregate of our operating segment level EBIT as determined in accordance with GAAP.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended). Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions (including increasingly uncertain weather patterns due to climate change) resulting in reduced demand, and the seasonal nature of our business; cost volatility and availability of all energy products, including propane and other LPG, natural gas, and electricity, as well as the availability of LPG cylinders; increased customer conservation measures; the impact of pending and future legal or regulatory proceedings, inquiries or investigations; liability for uninsured claims and for claims in excess of insurance coverage; political, regulatory and economic conditions in the United States, Europe and other foreign countries, and foreign currency exchange rate fluctuations (particularly the euro); the timing of development of Marcellus and Utica Shale gas production; the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business; our ability to successfully integrate acquired businesses and achieve anticipated synergies; the interruption, disruption, failure, malfunction, or breach of our information technology systems, and those of our third-party vendors or service providers, including due to cyber-attack; the inability to complete pending or future energy infrastructure projects; our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future transformation initiatives, including the impact of customer disruptions resulting in potential customer loss due to the transformation activities; uncertainties related to global pandemics, including the duration and/or impact of the COVID-19 pandemic; the impact of proposed or future tax legislation, including the potential reversal of existing tax legislation that is beneficial to us; and our ability to overcome supply chain issues that may result in delays or shortages in, as well as increased costs of, equipment, materials or other resources that are critical to our business operations.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)
AmeriGas Propane

For the fiscal quarter ended December 31,	2021	2020	Increase (Decrease)
Revenues	$778	$666	$112	17%
Total margin (a)	$360	$394	$(34)	(9)%
Operating and administrative expenses	$240	$221	$19	9%
Operating income/earnings before interest expense and income taxes	$86	$141	$(55)	(39)%
Retail gallons sold (millions)	241	276	(35)	(13)%
Heating degree days - % warmer than normal (b)	(9.9)%	(4.6)%
Capital expenditures	$35	$27	$8	30%
•Temperatures were 6.2% warmer than the prior-year period and 12% warmer in December when compared to the prior-year.
•Retail gallons sold decreased 13% largely due to warmer weather, the impact of customer service challenges from the prior year after establishing the new operating business model, the effect of higher commodity prices on customer usage and the impact of COVID-19 on cylinder exchange and resale volumes.
•Total margin decreased $34 million compared to the prior-year period primarily due to lower retail volumes ($43 million), partially offset by higher average retail unit margins.
•Operating and administrative expenses increased $19 million largely due to higher general insurance, vehicle fuel and maintenance expenses, bad debt reserves and advertising expenses. These expenses were impacted by the inflationary cost environment.
•Operating income and earnings before interest expense and income taxes each decreased $55 million compared to the prior-year period reflecting the lower total margin and higher operating and administrative expenses.

UGI International

For the fiscal quarter ended December 31,	2021	2020	Increase (Decrease)
Revenues	$1,049	$700	$349	50%
Total margin (a)	$256	$317	$(61)	(19)%
Operating and administrative expenses (a)	$161	$157	$4	3%
Operating income	$78	$135	$(57)	(42)%
Earnings before interest expense and income taxes	$82	$136	$(54)	(40)%
LPG retail gallons sold (millions)	249	236	13	6%
Heating degree days - % colder (warmer) than normal (b)	5.0%	(2.0)%
Capital expenditures	$23	$29	$(6)	(21)%

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. Differences in these translation rates affect the comparison of line item amounts presented in the table above. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2021 and 2020 three-month periods, the average unweighted euro-to-dollar translation rates were approximately $1.14 and $1.19, respectively, and the average unweighted British pound sterling-to-dollar translation rates were approximately $1.35 and $1.32, respectively.

•Retail volume increased 6% largely due to weather that was 6.6% colder than the prior-year period, favorable crop-drying campaign, and the recovery of certain autogas volumes that were negatively affected by the COVID-19 pandemic.
•Average propane wholesale selling prices in northwest Europe were approximately 100% higher than the prior-year period.
•Total margin decreased $61 million compared to the prior-year period largely due to lower average LPG unit margins and total energy marketing margin, both impacted by significant increases and volatility in commodity prices. In addition, energy marketing margin was impacted by increased commodity cost due to higher-than-anticipated volumes purchased by certain customers through fixed price sales contracts. These impacts were partially offset by the translation effects of weaker foreign currencies ($11 million).
•Operating income decreased $57 million compared to the prior-year period largely due to lower total margin.
•Earnings before interest expense and income taxes decreased $54 million compared to the prior-year period due to the lower operating income, partially offset by higher realized gains on foreign currency exchange contracts ($3 million).

Midstream & Marketing

For the fiscal quarter ended December 31,	2021	2020	Increase (Decrease)
Revenues	$535	$341	$194	57%
Total margin (a)	$122	$104	$18	17%
Operating and administrative expenses	$29	$32	$(3)	(9)%
Operating income	$74	$52	$22	42%
Earnings before interest expense and income taxes	$82	$59	$23	39%
Heating degree days - % warmer than normal (b)	(15.8)%	(5.0)%
Capital expenditures	$6	$17	$(11)	(65)%

•Temperatures were 11.4% warmer than the prior-year period.
•Total margin increased $18 million primarily reflecting increased margins from renewable energy marketing activities ($12 million) and capacity management compared to the prior-year period.
•Operating income increased $22 million primarily reflecting the increase in total margin and lower operating and administrative expenses, in comparison to the prior-year period.

Utilities

For the fiscal quarter ended December 31,	2021	2020	Increase
Revenues	$419	$300	$119	40%
Total margin (a)	$213	$167	$46	28%
Operating and administrative expenses	$80	$60	$20	33%
Operating income	$96	$77	$19	25%
Earnings before interest expense and income taxes	$98	$78	$20	26%
Gas Utility system throughput - billions of cubic feet
Core market	29	23	6	26%
Total	93	83	10	12%
Gas Utility heating degree days - % warmer than normal (b)	(15.1)%	(9.8)%
Capital expenditures	$111	$79	$32	41%

•Gas Utility service territory experienced temperatures that were 7.9% warmer than the prior-year period.
•Core market and total gas utility volumes increased due to the incremental volume from Mountaineer.
•Total margin increased $46 million compared to the prior-year period primarily reflecting the incremental margin from Mountaineer ($33 million), higher gas base rates that went into effect in Fiscal 2021, and a Distribution System Improvement Charge that was implemented effective April 1, 2021.
•Operating income increased $19 million compared to the prior-year period largely reflecting the higher total margin, partially offset by higher operating and administrative expenses and higher depreciation expense both principally due to the incremental expenses attributable to Mountaineer.

(a)Total margin represents total revenue less total cost of sales.
(b)Deviation from average heating degree days is determined on a 10-year period utilizing volume-weighted weather data.

REPORT OF EARNINGS – UGI CORPORATION
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues:
AmeriGas Propane	$778	$666	$2,726	$2,317
UGI International	1,049	700	3,000	2,176
Midstream & Marketing	535	341	1,600	1,215
Utilities	419	300	1,198	1,001
Corporate & Other (a)	(108)	(75)	(336)	(225)
Total revenues	$2,673	$1,932	$8,188	$6,484
(Loss) earnings before interest expense and income taxes:
AmeriGas Propane	$86	$141	$330	$349
UGI International	82	136	263	295
Midstream & Marketing	82	59	213	165
Utilities	98	78	262	215
Total reportable segments	348	414	1,068	1,024
Corporate & Other (a)	(409)	76	680	83
Total (loss) earnings before interest expense and income taxes	(61)	490	1,748	1,107
Interest expense:
AmeriGas Propane	(41)	(40)	(160)	(162)
UGI International	(7)	(7)	(27)	(31)
Midstream & Marketing	(10)	(10)	(42)	(40)
Utilities	(16)	(14)	(58)	(54)
Corporate & Other, net (a)	(7)	(7)	(26)	(29)
Total interest expense	(81)	(78)	(313)	(316)
(Loss) income before income taxes	(142)	412	1,435	791
Income tax expense (b)	46	(109)	(367)	(168)
Net (loss) income including noncontrolling interests	(96)	303	1,068	623
Deduct net income attributable to noncontrolling interests	(1)	—	(1)	—
Net (loss) income attributable to UGI Corporation	$(97)	$303	$1,067	$623
Earnings per share attributable to UGI shareholders:
Basic	$(0.46)	$1.45	$5.10	$2.98
Diluted	$(0.46)	$1.44	$4.99	$2.97
Weighted Average common shares outstanding (thousands):
Basic	209,673	208,774	209,291	208,896
Diluted	209,673	209,640	213,759	209,599
Supplemental information:
Net (loss) income attributable to UGI Corporation:
AmeriGas Propane	$34	$74	$128	$139
UGI International	57	92	186	192
Midstream & Marketing	51	35	123	91
Utilities	63	49	158	124
Total reportable segments	205	250	595	546
Corporate & Other (a)	(302)	53	472	77
Total net (loss) income attributable to UGI Corporation	$(97)	$303	$1,067	$623

(a)    Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI

and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)    Income tax expense for the twelve months ended December 31, 2021 includes a $23 million income tax benefit from adjustments due to a step-up in tax basis in Italy as a result of Italian tax legislation.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Adjusted net income attributable to UGI Corporation (millions):
Net (loss) income attributable to UGI Corporation	$(97)	$303	$1,067	$623
Net losses (gains) on commodity derivative instruments not associated with current-period transactions (net of tax of $(111), $31, $247 and $68, respectively)	292	(85)	(624)	(177)
Unrealized (gains) losses on foreign currency derivative instruments (net of tax of $2, $(5), $9 and $(11), respectively)	(4)	15	(25)	30
Acquisition and integration expenses associated with the Mountaineer Acquisition (net of tax of $0, $(1), $(3) and $(1), respectively)	1	1	10	1
Business transformation expenses (net of tax of $(1), $(4), $(22) and $(16), respectively)	1	13	62	46
Loss on extinguishment of debt (net of tax of $(3), $0, $(3) and $0, respectively)	8	—	8	—
Impairment of investment in PennEast (net of tax of $0, $0, $0 and $0, respectively)	—	—	93	—
Impact of change in Italian tax law	—	—	(23)	—
Impairment of customer relationship intangible (net of tax of $0, $0, $(5) and $0, respectively)	—	—	15	—
Loss on disposals of Conemaugh and HVAC (net of tax of $0, $0, $0 and $(15), respectively)	—	—	—	39
Total adjustments (1)	298	(56)	(484)	(61)
Adjusted net income attributable to UGI Corporation	$201	$247	$583	$562

Adjusted diluted earnings per share:
UGI Corporation (loss) earnings per share — diluted (2)	$(0.46)	$1.44	$4.99	$2.97
Net losses (gains) on commodity derivative instruments not associated with current-period transactions	1.37	(0.40)	(2.92)	(0.85)
Unrealized (gains) losses on foreign currency derivative instruments	(0.02)	0.07	(0.12)	0.14
Acquisition and integration expenses associated with the Mountaineer Acquisition	—	0.01	0.05	0.01
Business transformation expenses	0.01	0.06	0.29	0.22
Loss on extinguishment of debt	0.03	—	0.04	—
Impairment of investment in PennEast	—	—	0.44	—
Impact of change in Italian tax law	—	—	(0.11)	—
Impairment of customer relationship intangible	—	—	0.07	—
Loss on disposals of Conemaugh and HVAC	—	—	—	0.18
Acquisition and integration expenses associated with the CMG Acquisition	—	—	—	0.01
Total adjustments (2)	1.39	(0.26)	(2.26)	(0.29)
Adjusted diluted earnings per share (2)	$0.93	$1.18	$2.73	$2.68

(1)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.
(2)The loss per share for the three months ended December 31, 2021, was determined excluding the effect of 6.49 million dilutive shares as the impact of such shares would have been antidilutive to the net loss for the period. Adjusted earnings per share for the three months ended December 31, 2021, was determined based upon fully diluted shares of 216.16 million.